Exhibit 21.1
SUBSIDIARIES OF ROBLOX CORPORATION

None(1)

(1)	The registrant has omitted the names of its subsidiaries that, when considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.